Exhibit 99.1

AEO Inc. Reports Second Quarter 2022 Results. Expanding Actions to Strengthen Financial Performance

•
Second quarter results impacted by challenging consumer backdrop
•
Expanding scope of expense and capital expenditure reductions
•
Significant progress made on right-sizing inventory
•
Pausing quarterly cash dividend to provide additional financial flexibility

September 7, 2022

PITTSBURGH -- (BUSINESS WIRE) – American Eagle Outfitters, Inc. (NYSE: AEO) today announced financial results for the second quarter ended July 30, 2022.

“This is an unprecedented time in retail. As we cycle exceptional demand from last year, a tougher macro environment is impacting consumer spending behavior. Second quarter performance reflected these challenges, constraining revenue and amplifying margin pressure as we fully cleared through excess spring and summer goods,” commented Jay Schottenstein, AEO’s Executive Chairman of the Board and Chief Executive Officer.

“In a shifting macro environment, we are focused on controlling the controllables. We entered the second half with inventory levels in a much better position and an assortment that is current for the Fall season. Given ongoing external uncertainties, we have taken additional actions to improve financial performance. We have made more expansive expense reductions and are pulling back further on capital expenditures. As an additional cautionary move, we have paused our quarterly cash dividend to strengthen our cash position. Our brands and products remain highly relevant and sought after by our customers. I am confident we will successfully navigate current challenges, and set AEO up for a stronger future.”

Second Quarter 2022 Results:

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Total net revenue of $1.2 billion, flat to the second quarter of 2021. Our supply chain business, Quiet Platforms, contributed approximately 2 percentage points to revenue growth. Brand revenue declined 2%.
•
Aerie revenue of $372 million rose 11% versus second quarter 2021, reflecting a 25% 3-year revenue CAGR. Comp sales declined 6% versus second quarter 2021.

•
American Eagle revenue of $778 million declined 8% versus second quarter 2021 reflecting a -3% 3-year revenue CAGR. Comp sales declined 10% versus second quarter 2021.

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Consolidated store revenue declined 2%. Total digital revenue declined 6%. Compared to pre-pandemic first quarter 2019, store revenue increased 1% and digital revenue increased 60%.

•
Gross profit of $370 million declined 26% from $502 million in the second quarter of 2021 and reflected a gross margin rate of 30.9% compared to 42.1% last year. Higher markdowns drove 750 basis points of the rate decline with roughly a third reflecting higher end of season selloffs to fully clear excess spring and summer goods. Higher freight costs impacted the gross margin by approximately 200 basis points and Quiet Platforms had a 60 basis point impact as we integrate and ramp up the platform. Delivery, warehousing costs and rent also increased, offset slightly by lower incentive compensation accruals.

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Selling, general and administrative expense of $308 million increased 5%. SG&A increased 110 basis points as a rate to sales versus second quarter 2021 primarily due to increased store wages, corporate compensation, professional services and advertising, partially offset by lower incentive compensation accruals.

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Operating income of $14 million included an approximately $30 million impact from higher end-of-season selloffs, $25 million from higher freight costs and a $9 million loss from Quiet Platforms, and compared to operating income of $168 million in the second quarter of 2021.

•
GAAP EPS of ($0.24). Adjusted EPS of $0.04 excludes $60 million of debt related charges primarily linked to the convertible notes exchange transaction and includes an approximately $1 million addback to net income of interest expense associated with the company’s convertible notes.

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GAAP average diluted shares outstanding were 180 million. Adjusted average diluted shares outstanding were 207 million, compared to 209 million in the second quarter of 2021. Unrealized dilution associated with the company’s convertible notes was 25 million shares compared to 36 million shares in the second quarter of 2021 reflecting the timing and impact of exchange transactions completed in the quarter. The company also repurchased 17 million shares in the quarter as part of its accelerated share repurchase program. Third quarter weighted average share count is expected to be 198 million shares.

Inventory

Total ending inventory at cost increased 36% to $687 million compared to $504 million last year. From a brand standpoint, AE and Aerie each drove roughly half of the increase. Total units were up 22%, reflecting better in-stocks and earlier receipts due to improved flow across the supply chain. Store openings over the past 12 months across Aerie and Offline also drove a portion of the inventory increase. Ending second quarter inventory consisted of current BTS and fall merchandise.

The company continues to make progress adjusting inventories lower to be in line with demand trends. Third quarter ending inventory is projected to be up in the mid-single digits with fourth quarter inventory expected to be down year-on-year.

Capital Expenditures

Capital expenditures totaled $69 million in the second quarter and $128 million year-to-date. For the year, management now expects to spend approximately $250 million, compared to prior guidance of $275 million.

Shareholder Returns

In the first half of the year, the company paid two quarterly cash dividends of $0.18 per share, amounting to approximately $65 million. The company also repurchased approximately 17 million shares through an accelerated share repurchase program totalling $200 million. The total cash returned to shareholders of $265 million was the highest level since 2015. To increase financial flexibility while navigating near-term macro challenges, the company is pausing its quarterly cash dividend.

Outlook

Quarter-to-date, demand trends remain difficult, with brand revenue down in the high-single digits following exceptional growth and a record Back-to-School season last year. Assuming current trends continue, the third quarter gross-margin rate would be in the mid-30s and fourth quarter in the low-30s. This reflects higher markdowns in anticipation of a more promotional retail environment and the company’s seasonal clearance cadence which is more weighted to the fourth quarter.

Management has expanded expense cuts with a focus on store payroll, corporate expense, professional services and advertising. These actions are now expected to drive $100 million in annualized expense reductions to plan, compared to our prior target of $60 million. This translates to SG&A dollars remaining relatively flat to last year in the second half, compared to prior guidance for low-to-mid-single digit growth.

Conference Call and Supplemental Financial Information

Management will host a conference call and real time webcast today at 4:30 p.m. Eastern Time. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 or go to www.aeo-inc.com to access the webcast and audio replay. Additionally, a financial results presentation is posted on the company’s website.

* * * *

About American Eagle Outfitters, Inc.

American Eagle Outfitters, Inc. (NYSE: AEO) is a leading global specialty retailer offering high-quality, on-trend clothing, accessories and personal care products at affordable prices under its American Eagle® and Aerie® brands. Our purpose is to show the world that there’s REAL power in the optimism of youth. The company operates stores in the United States, Canada, Mexico, and Hong Kong, and ships to 81 countries worldwide through its websites.

American Eagle and Aerie merchandise also is available at more than 270 international locations operated by licensees in 25 countries. For more information, please visit www.aeo-inc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release and related statements by management contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995), which represent our expectations or beliefs concerning future events, including third quarter and annual fiscal 2022 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on many important factors, some of which may be beyond the company’s control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," “potential,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise and even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized. The following factors, in addition to the risks disclosed in Item 1A., Risk Factors, of our Annual Report on Form 10-K for the fiscal year ended January 29, 2022 and in any other filings that we may make with the Securities and Exchange Commission in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for fiscal 2022 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this release or otherwise made by management: the negative impacts of the COVID-19 pandemic and related operational disruptions; the risk that the company’s operating, financial and capital plans may not be achieved; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately; seasonality of our business; our inability to achieve planned store financial performance; our inability to react to raw material cost, labor and energy cost increases; our inability to gain market share in the face of declining shopping center traffic; our inability to respond to changes in e-commerce and leverage omni-channel demands; our inability to expand internationally; difficulty with our international merchandise sourcing strategies; challenges with information technology systems, including safeguarding against security breaches; and global economic, public health, social, political and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, which could have a material adverse effect on our business, results of operations and liquidity.

CONTACT:

Olivia Messina

412-432-3300

LineMedia@ae.com

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS
Cash and cash equivalents	$98,214	$434,770	$773,994
Short-term investments	-	-	50,000
Merchandise inventory	687,046	553,458	503,507
Accounts receivable, net	220,803	286,683	155,361
Prepaid expenses and other	171,326	122,013	118,721
Total current assets	1,177,389	1,396,924	1,601,583
Operating lease right-of-use assets	1,210,285	1,193,021	1,103,247
Property and equipment, at cost, net of accumulated depreciation	775,969	728,272	641,396
Goodwill, net	271,406	271,416	16,365
Intangible assets, net	98,651	102,701	54,255
Non-current deferred income taxes	37,017	44,167	46,600
Other assets	58,500	50,142	31,576
Total assets	$3,629,217	$3,786,643	$3,495,022

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$198,645	$231,782	$221,471
Current portion of operating lease liabilities	328,348	311,005	288,534
Unredeemed gift cards and gift certificates	51,111	71,365	44,095
Accrued compensation and payroll taxes	50,788	141,817	133,185
Accrued income taxes and other	16,708	16,274	25,365
Other current liabilities and accrued expenses	72,461	70,628	56,568
Total current liabilities	718,061	842,871	769,218
Non-current operating lease liabilities	1,137,656	1,154,481	1,094,386
Long-term debt, net	376,522	341,002	331,680
Other non-current liabilities	24,055	24,617	24,207
Total non-current liabilities	1,538,233	1,520,100	1,450,273
Commitments and contingencies	-	-	-
Preferred stock	-	-	-
Common stock	2,496	2,496	2,496
Contributed capital	380,959	636,355	630,506
Accumulated other comprehensive loss	(40,017)	(40,845)	(36,894)
Retained earnings	2,000,021	2,203,772	2,058,448
Treasury stock	(970,536)	(1,378,106)	(1,379,025)
Total stockholders' equity	1,372,923	1,423,672	1,275,531
Total liabilities and stockholders' equity	$3,629,217	$3,786,643	$3,495,022

Current ratio	1.64	1.66	2.08

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share amounts)
(unaudited)

	GAAP Basis
	13 Weeks Ended
	July 30, 2022	% of Revenue	July 31, 2021	% of Revenue
Total net revenue	$1,198,124	100.0%	$1,194,156	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	828,107	69.1%	691,765	57.9%
Gross profit	370,017	30.9%	502,391	42.1%
Selling, general and administrative expenses	307,832	25.7%	293,939	24.6%
Depreciation and amortization expense	48,171	4.0%	40,456	3.4%
Operating income	14,014	1.2%	167,996	14.1%
Debt related charges	60,066	5.1%	-	0.0%
Interest expense, net	3,421	0.3%	8,921	0.8%
Other income, net	(1,839)	-0.2%	(1,363)	-0.1%
(Loss) income before income taxes	(47,634)	-4.0%	160,438	13.4%
(Benefit) provision for income taxes	(5,168)	-0.5%	38,927	3.2%
Net (loss) income	$(42,466)	-3.5%	$121,511	10.2%

Net (loss) income per basic share	$(0.24)		$0.73
Net (loss) income per diluted share	$(0.24)		$0.58

Weighted average common shares outstanding - basic	180,189		167,491
Weighted average common shares outstanding - diluted	180,189		208,933

	GAAP Basis
	26 Weeks Ended
	July 30, 2022	% of Revenue	July 31, 2021	% of Revenue
Total net revenue	$2,253,161	100.0%	$2,228,769	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	1,495,118	66.4%	1,290,188	57.9%
Gross profit	758,043	33.6%	938,581	42.1%
Selling, general and administrative expenses	606,587	26.9%	558,430	25.1%
Depreciation and amortization expense	95,540	4.2%	78,727	3.5%
Operating income	55,916	2.5%	301,424	13.5%
Debt related charges	60,066	2.7%	-	0.0%
Interest expense, net	8,009	0.4%	17,426	0.7%
Other income, net	(6,283)	-0.3%	(3,223)	-0.1%
(Loss) income before income taxes	(5,876)	-0.3%	287,221	13.0%
Provision for income taxes	4,850	0.2%	70,244	3.2%
Net (loss) income	$(10,726)	-0.5%	$216,977	9.7%

Net (loss) income per basic share	$(0.06)		$1.29
Net (loss) income per diluted share	$(0.06)		$1.04

Weighted average common shares outstanding - basic	174,544		168,036
Weighted average common shares outstanding - diluted	174,544		208,400

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	July 30, 2022
	Debt related charges	Net (loss) income	Diluted earnings per common share	Effective tax rate	Weighted average common shares outstanding- diluted
GAAP Basis	$60,066	$(42,466)	$(0.24)	10.9%	180,189
% of Revenue	5.1%	-3.5%

Less: Debt related charges (1)	60,066	49,126	0.28
Dilution(2)					26,512
Non-GAAP Basis	$-	$6,660	$0.04	46.4%	206,701
% of Revenue	0.0%	0.6%

(1) Pre-tax debt related charges of $60.1 million related primarily to the induced conversion expense on the exchange of our convertible notes, along with certain other costs related to actions we took to strengthen our capital structure. A portion of the induced conversion expense was not deductible for income tax purposes which resulted in the difference in the effective tax rate.

(2) Dilution of 26.5 million shares consists of 25.3 million shares from the Company's 2025 notes and 1.2 million shares of equity awards. As GAAP results were a net (loss), these shares were not included in the diluted earnings per share denominator.

AMERICAN EAGLE OUTFITTERS, INC.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share amounts)
(unaudited)

	13 Weeks Ended
	July 31, 2021
	Interest expense, net	Net income	Diluted earnings per common share
GAAP Basis	$8,921	$121,511	$0.58
% of Revenue	0.8%	10.2%

Less: Convertible debt (1)	4,956	3,754	0.02
Non-GAAP Basis	$3,965	$125,265	$0.60
% of Revenue	0.3%	10.5%

(1) Amortization of the non-cash discount on the Company's convertible notes

AMERICAN EAGLE OUTFITTERS, INC.
RESULTS BY SEGMENT
(Dollars in thousands)
(unaudited)

	American Eagle	Aerie	Corporate and Other(1)	Total
13 weeks ended July 30, 2022
Total net revenue	$777,828	$371,683	$48,613	$1,198,124
Operating income (loss)	$109,110	$11,830	$(106,926)	$14,014
% of revenue	14.0%	3.2%		1.2%
Capital expenditures	$18,754	$30,244	$20,466	$69,464

13 weeks ended July 31, 2021
Total net revenue	$845,882	$335,795	$12,479	$1,194,156
Operating income (loss)	$198,896	$70,646	$(101,546)	$167,996
% of revenue	23.5%	21.0%		14.1%
Capital expenditures	$17,189	$16,641	$15,569	$49,399

	American Eagle	Aerie	Corporate and Other(1)	Total
26 Weeks Ended July 30, 2022
Total net revenue	$1,463,407	$693,395	$96,359	$2,253,161
Operating income (loss)	$213,015	$54,903	$(212,002)	$55,916
% of revenue	14.6%	7.9%		2.5%
Capital expenditures	$34,524	$61,259	$32,075	$127,858

26 Weeks Ended July 31, 2021
Total net revenue	$1,573,584	$633,282	$21,903	$2,228,769
Operating income (loss)	$350,128	$140,624	$(189,328)	$301,424
% of revenue	22.3%	22.2%		13.5%
Capital expenditures	$30,628	$27,460	$28,117	$86,205

(1) Corporate and Other includes revenue and operating results of the Todd Snyder and Unsubscribed brands, and the Supply Chain Platform (net of intersegment eliminations), which have been identified as operating segments but are not material to disclose as separate reportable segments. Corporate operating costs represents certain costs that are not directly attributable to another reportable segment.

AMERICAN EAGLE OUTFITTERS, INC.
STORE INFORMATION
(unaudited)

	Second Quarter	YTD Second Quarter
	2022	2022
Consolidated stores at beginning of period	1,141	1,133
Consolidated stores opened during the period
AE Brand (2)	4	11
Aerie (incl. OFFL/NE) (3)	23	35
Todd Snyder	1	1
Unsubscribed	1	1
Consolidated stores closed during the period
AE Brand (2)	(9)	(18)
Aerie (incl. OFFL/NE) (3)	(1)	(3)
Total consolidated stores at end of period	1,160	1,160

AE Brand (2)	873
Aerie (incl. OFFL/NE) (3)	276
Todd Snyder	6
Unsubscribed	5

Total gross square footage at end of period (in '000)	7,205	7,205

International license locations at end of period (1)	260	260

(1) International license locations (retail stores and concessions) are not included in the consolidated store data or the total gross square footage calculation.

(2) AE Brand includes AE stand alone locations, AE/Aerie side-by side locations, AE/OFFL/NE side-by-side locations, and AE/Aerie/OFFL/NE side-by-side locations.

(3) Aerie (incl. OFFL/NE) includes Aerie stand alone locations, OFFL/NE stand alone locations, and Aerie/OFFL/NE side-by-side locations.